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                                                                     EXHIBIT 5.1



[GRAY CARY WARE FREIDENRICH LETTERHEAD]





                                 June 17, 1996




Securities and Exchange Commission
Judiciary Plaza
Room 1006, Mail Stop 1-4
450 Fifth Street
Washington, D.C. 20549



        RE: PACIFIC GATEWAY EXCHANGE, INC. REGISTRATION STATEMENT NO. 33-80191 ON FORM S-1 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1995



Ladies and Gentlemen:



        As counsel to Pacific Gateway Exchange, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with a proposed sale of 5,267,000 shares of the Company's common stock (the "Common Stock") of which 4,900,000 shares will be issued and sold by the Company and 367,000 shares will be sold by certain of the Company's stockholders (the "Selling Stockholders"), plus an option to purchase up to 790,050 additional shares from the Company and certain Selling Stockholders to cover over-allotments, if any (the "Option Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.



        Based on such examination, we are of the opinion that the 4,900,000 shares of Common Stock to be issued and sold by the Company are validly authorized shares of Common Stock and, when issued against payment of the purchase price therefor, will be legally issued, fully paid and non-assessable. We are also of the opinion that the 367,000 shares of Common Stock to be sold by the Selling Stockholders identified in the above referenced Registration Statement will be validly authorized, legally issued, fully paid, and nonassessable. Finally, with respect to the Option Shares, we

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GRAY CARY WARE & FREIDENRICH



Securities and Exchange Commission
June 17, 1996
Page 2



are of the opinion that up to 40,050 additional shares of Common Stock to be issued and sold by the Company are validly authorized shares of Common Stock and, when issued against payment of the purchase price therefor, will be legally issued, fully paid and non-assessable and that up to 750,000 additional shares of Common Stock to be sold by the Selling Stockholders are validly authorized, legally issued, fully paid and non-assessable.



        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.



                                        Respectfully submitted,



                                        GRAY CARY WARE & FREIDENRICH
                                        A Professional Corporation



                                        /s/ GRAY CARY WARE & FREIDENRICH